EXHIBIT 10.3

AMENDMENT NO. 2 TO OFFER LETTER

This Amendment No.2 to Offer Letter (“Amendment”), effective as of January 1, 2025, is entered into by and between PEDEVCO Corp. (herein referred to as the “Company”), and John Douglas Schick.

WHEREAS, the Company and you have entered into an offer letter, dated July 30, 2018, as amended on April 1, 2020 (the “Offer Letter”), concerning the employment of you as President of the Company and your “Base Salary” paid to you as an employee of the Company; and

WHEREAS, the parties wish to amend the Offer Letter to revise certain terms of your Offer Letter as set forth herein in order to promote you to the office of President and Chief Executive Officer and to increase your “Base Salary”;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.

Promotion to President and Chief Executive Officer: Effective January 1, 2025, you will be promoted to the office of President and Chief Executive Officer of the Company, reporting to the Company’s Board of Directors.

2.

Base Salary Increase. Commencing January 1, 2025, your “Base Salary” shall be increased to $29,166.67 per month ($350,000 per annum). Further, your “Base Salary” for purposes of calculating any payments due under the termination provisions set forth in Section 10 of the Offer Letter shall be your then-current “Base Salary”.

3.	Except to the extent modified hereby, the Offer Letter shall remain in full force and effect.

4.	This Amendment shall be binding upon and inure to the benefit of the parties and their successors and assigns.

IN WITNESS WHEREOF, the parties have caused the Amendment to be executed as of the date and year first referenced above.

“The Company”	PEDEVCO Corp.

Date: December 7, 2024

/s/ Dr. Simon Kukes
Dr. Simon Kukes
Chief Executive Officer

Date: December 9, 2024

/s/ John Douglas Schick
John Douglas Schick

Amendment to Schick Offer Letter